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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

K12 Inc.
Herndon, Virginia

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148436) of K12 Inc. of our reports dated September 12, 2012, relating to the consolidated financial statements, financial statement schedule and the effectiveness of K12 Inc. and subsidiaries' internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an unqualified opinion on the effectiveness of K12 Inc. and subsidiaries' internal control over financial reporting as of June 30, 2012.

                      /s/ BDO USA, LLP

Bethesda, Maryland
September 12, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm